Exhibit 99.5

OfficeMax Incorporated

2012 Performance Unit Award Agreement

Senior Vice Presidents

This Performance Unit Award (the “Award”) is granted on February XX, 2012 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to «First_Name» «Last_Name» (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Potential Award. You are hereby awarded a potential grant of XX,XXX.XX Performance Units (your “Potential Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement. Each Performance Unit shall have the value of One Dollar in cash.

3.	Definitions

a.	Performance Period. The Performance Period shall mean the three consecutive fiscal years commencing with the fiscal year in which the Award Date occurs.

b.	Net Sales. Net Sales shall mean OfficeMax’s net sales, excluding the impact of foreign currency exchange rate fluctuation, for the fiscal year as calculated by OfficeMax, consistent with Section 162(m) of the Code, in its sole and complete discretion.

c.	EBIT. EBIT shall mean OfficeMax’s earnings from continuing operations, excluding the impact of foreign currency exchange rate fluctuation, before interest and taxes adjusted for special items as disclosed and discussed in the earnings release for the fiscal year as calculated by OfficeMax, consistent with Section 162(m) of the Code, in its sole and complete discretion.

4.	Minimum Performance Measurements. For any payment to be made pursuant to this Agreement with respect to a particular fiscal year in the Performance Period, the following conditions must be met:

•

OfficeMax’s net income from continuing operations available to its common shareholders (adjusted for special items, as disclosed and discussed in the earnings release) for that fiscal year must be positive; and

•

OfficeMax’s EBIT (as defined above) for that fiscal year must exceed an “EBIT Minimum” established by the Executive Compensation Committee (the “Committee”) of the Board of Directors. The EBIT minimum for payouts based on fiscal year 2012 is $ XXX million.

5.	Additional Performance Measurement Adjustments. Subject to paragraphs 4 and 6, your Potential Award will be adjusted as follows:

The first third of your Potential Award shall be adjusted based on achievement of performance metrics in the following chart during the first fiscal year of the Performance Period:

OfficeMax Incorporated

2012 Performance Unit Award Agreement

Senior Vice Presidents

Payout as a % of Target*	Net Sales (millions) Weight: 50%	EBIT (millions) Weight: 50%
175% (Maximum)
100% (Target)
70%
20% (Minimum)
0%
*	No payout of any portion of the Potential Award shall occur unless both minimum performance measurements described in paragraph 4 are met.

Each third of the remaining two-thirds of the Potential Award shall be adjusted based on OfficeMax’s achievement of performance metrics for each of the second and third fiscal years in the Performance Period; within 90 days after the beginning of each fiscal year the Committee will establish in writing the performance metrics applicable to that fiscal year.

At the end of the Performance Period, the Committee will review the performance criteria for each of the fiscal years within the Performance Period, determine the amounts payable for each fiscal year (subject to paragraph 6 of this Agreement regarding termination of employment during the Performance Period), and authorize the payment of the sum of those amounts. Where OfficeMax’s achievement of performance metrics, as applicable, falls between the established metrics, the payout shall be calculated using straight-line interpolation.

For each fiscal year, no portion of the Potential Award shall be earned if Awardee either does not receive any performance review or receives a performance rating of “below expectations”, “unsatisfactory” or “does not live values” under the performance management program for that fiscal year.

Amounts payable shall be paid as soon as practical after the end of the Performance Period, but not later than March 15, 2015.

6.	Termination of Employment During the Performance Period.

a.	If your employment with OfficeMax terminates at any time on or after the Award Date and before the end of the Performance Period, your Potential Award (subject to paragraphs 4 and 5, including the adjustments described therein) will be payable in accordance with this paragraph 6.

If your termination of employment occurs before the end of the Performance Period and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion,

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan, or

iii.	you voluntarily terminate employment and at the time of your termination you are at least age 55 and have completed at least 10 years of employment with OfficeMax,

then your Potential Award shall be payable (subject to paragraphs 4 and 5) in a pro rata manner as follows:

•

A pro rata portion of the Performance Units relating to the first third of your Potential Award, as adjusted under paragraph 5 based on achievement of the performance metrics for the first fiscal year of the Performance Period, based on the number of whole months that you were employed with OfficeMax during the first fiscal year divided by 12 months, plus

OfficeMax Incorporated

2012 Performance Unit Award Agreement

Senior Vice Presidents

•

A pro rata portion of the Performance Units relating to the second third of your Potential Award, as adjusted under paragraph 5 based on achievement of the performance metrics for the second fiscal year of the Performance Period, based on the number of whole months that you were employed with OfficeMax during the second fiscal year divided by 12 months, plus

•

A pro rata portion of the Performance Units relating to the remaining third of your Potential Award, as adjusted under paragraph 5 based on achievement of the performance metrics for the third fiscal year of the Performance Period, based on the number of whole months that you were employed with OfficeMax during the third fiscal year divided by 12 months.

The payable portion of your Potential Award, as determined above, shall be paid in accordance with the general payment timing provisions of paragraph 5, as applicable. Any Performance Units remaining after payout will be forfeited and canceled.

b.	Six-Month Minimum Employment and Plan Participation Requirement. Notwithstanding the foregoing, in order to be eligible for a pro rata payout described in paragraph 6.a., you must be employed with OfficeMax prior to July 1 of the first fiscal year and have been a participant in the Plan for a minimum of six continuous months during the Performance Period.

c.	Other Terminations. Upon your voluntary or involuntary termination for any reason not meeting the criteria for a pro rata payout specified in this paragraph 6, all Performance Units relating to your Potential Award as of the date of your termination of employment with OfficeMax shall be immediately forfeited and canceled. Additionally, if your employment is terminated for “disciplinary reasons” as defined in the Executive Officer Severance Pay Policy (or any successor policy) or if your employment with OfficeMax ends and OfficeMax determines within six months thereafter that your conduct prior to the end of your employment warranted termination for “disciplinary reasons,” OfficeMax shall have the right to recover from you the amount of the value of the Performance Units you received under this Agreement.

d.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, any payment with respect to your Performance Units determined pursuant to paragraph 6.a. above shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Performance Units shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

7.	Change in Control. In the event of a Change in Control prior to February XX, 2015, except as otherwise determined by OfficeMax in its sole and complete discretion, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will become payable according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” all conditions for achievement of performance metrics and restrictions related to continued employment with OfficeMax described in this Agreement will lapse with respect to all Performance Units relating to your Potential Award. If you are employed by OfficeMax at the time of the Change in Control when the continuing entity does not replace this award, at the time of the Change in Control, or at the time of your qualifying termination (as applicable), all such Performance Units will become payable immediately, and payment of your Potential Award shall be made as soon as practical but in no event later than March 15 of the year following the year in which the Change in Control or “qualifying termination” (as applicable) occurred. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

OfficeMax Incorporated

2012 Performance Unit Award Agreement

Senior Vice Presidents

8.	Nontransferability. The Performance Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to payout. Any attempt to transfer your rights in the awarded Performance Units will result in the immediate forfeiture and cancellation of such units.

9.	Payment; Code Section 162(m). Performance Units relating to your Potential Award will be paid to you in cash. Notwithstanding any provision in the Plan or this Agreement to the contrary, if in OfficeMax’s good faith determination, some or all of the remuneration attributable to this payment is not deductible by OfficeMax for federal income tax purposes pursuant to Code Section 162(m), then payment of such units will occur on the date OfficeMax anticipates, or should reasonably anticipate, that payment would qualify for deduction under Code Section 162(m).

10.	Tax Withholding. The amount paid to you will be reduced by an amount equal to the required minimum federal and state withholding amounts triggered by the payment of your Performance Units.

11.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

12.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before Date or the Award will be forfeited. Return your executed Agreement to: Becky Cohen by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at (630) 647-3722.

OfficeMax Incorporated	Awardee: «First_Name» «Last_Name» («SAP_ID»)

Signature:

Date: